Item 77I/77Q1(d)—Terms of new or amended securities:

Columbia Funds Series Trust

On September 26, 2014, a Form Type 485(b), Accession No. 0001193125-14-354145, an amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment registered the new class of shares of the Fund listed below, effective October 1, 2014, and describes the characteristics of the new class of shares:

Fund	New Share Class
Columbia Convertible Securities Fund	Class Y